EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 No. 333-262195, 333-240187, and 333-227552, on Form S-1 Amendment No. 1 No. 333-239887, on Form S-1 Amendment No. 2 No. 333-237701, on Form S-3 No. 333-267443, 333-269491, and 333-271388, on Form S-3 Amendment No.1 No. 333-270919, on Form S-8 No. 333-264495, 333-254370, 333-250094, 333-237096, 333-230332, 333-227696, 333-269612 and 333-273351 of Catheter Precision, Inc. of our report dated March 29, 2024, (which includes an explanatory paragraph relating to the Catheter Precision, Inc.’s ability to continue as a going concern) relating to the consolidated financial statements of Catheter Precision, Inc. as of and for the year ended December 31, 2023, which appear in this Form 10-K.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

March 29, 2024